The First
Marblehead
Corporation
Contact:

At the Company

John A. Hupalo
Chief Financial Officer
617-638-2000

At Fleishman-Hillard

Jeremy Skule
Investor Relations
212-453-2245

Eli Neusner
Media Relations
617-692-0531

News for Immediate Release

First Marblehead Announces Planned $1.0 Billion Securitization of Private Student Loans

BOSTON, MA, November 13, 2006 - The First Marblehead Corporation (NYSE: FMD) today announced the scheduled closing of a securitization enabling the purchase of private student loans by The National Collegiate Student Loan Trust 2006-4 (the Trust) and the related issuance of Student Loan Asset Backed Notes by the Trust. The National Collegiate Funding LLC, as sponsor and depositor of the securitization, has filed with the Securities and Exchange Commission a Free Writing Prospectus regarding this transaction. The Company expects the transaction, which is scheduled to close on or about December 7, 2006, to be substantially similar in structure to the transaction that closed in September 2006.

The loans were originated by several different banks under various loan programs that were structured with the assistance of First Marblehead. The Trust expects to raise approximately $1.025 billion from the sale of asset-backed securities, and plans to acquire private student loans with a principal and accrued interest balance of approximately $725 million in the transaction. The Trust expects that approximately 93% of the loans to be purchased at closing will be “Direct to Consumer” loans, and that the remaining 7% of the loans to be purchased at closing will be “School Channel” loans.

The loans are guaranteed by The Education Resources Institute, Inc. (TERI), the nation’s oldest and largest guarantor of private student loans.

About The First Marblehead Corporation. First Marblehead, a leader in creating solutions for education finance, provides outsourcing services for private, non-governmental, education lending in the United States. The Company helps meet the growing demand for private education loans by providing national and regional financial institutions and educational institutions, as well as businesses and other enterprises, with an integrated suite of design, implementation and securitization services for student loan programs tailored to meet the needs of their respective customers, students, employees and members.

For more information, visit http://www.firstmarblehead.com

First Marblehead Announces Planned Securitization

The National Collegiate Funding LLC has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents The National Collegiate Funding LLC has filed with the SEC for more complete information about The National Collegiate Funding LLC, the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, The National Collegiate Funding LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

This is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements, including statements related to the planned purchase of private student loans by The National Collegiate Student Loan Trust 2006-4, and the planned issuance of student loan asset-backed notes by The National Collegiate Student Loan Trust 2006-4. These forward-looking statements are based on our current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements represent First Marblehead’s expectations as of November 13, 2006. Subsequent events may cause our expectations to change, and we disclaim any obligation to update the forward-looking statements in the future. You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory and competitive and other factors that may cause First Marblehead's performance or achievement, or the timing of events, to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause First Marblehead's actual results to differ from its expectations include investor response to the offering of the asset-backed securities, including the structure of the offering, conditions in the financial markets, satisfaction of closing conditions related to the purchase of private student loans and issuance of student loan asset-backed securities by The National Collegiate Student Loan Trust 2006-4, and the other factors set forth under the caption "Risk Factors " in First Marblehead's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2006.

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© 2006 First Marblehead